SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              [(Amendment No. ___)]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                TOSCO CORPORATION
                (Name of Registrant as Specified in Its Charter)


    _________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies: __________________________________________________________

        (2) Aggregate number of securities to which transaction applies: __________________________________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ___________________________________________________________________

        (4) Proposed maximum aggregate value of transaction: __________________

        (5) Total fee paid: ___________________________________________________

   [ ]  Fee previously paid with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: ___________________________________________

        (2) Form, Schedule or Registration Statement No.: _____________________

        (3) Filing Party: _____________________________________________________

        (4) Date Filed: _______________________________________________________

                                TOSCO CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tosco Corporation ("Tosco") will be held at The Westin Hotel, 1 First Stamford Place, Stamford, Connecticut, on May 20, 1999, at 10:00 o'clock in the morning for the following purposes:

          I. To elect ten (10) Directors of Tosco.

          II. To ratify and approve the appointment of PricewaterhouseCoopers LLP as independent accountants of Tosco for the fiscal year ending December 31, 1999.

          III. To consider and act upon the stockholder proposal described in the accompanying Proxy Statement.

          IV. To transact such other business as may properly come before the meeting, or any adjournment thereof.

          Stockholders of record at the close of business on March 31, 1999 shall be entitled to vote at and be present at the meeting.

                                    By order of the Board of Directors,

                                    Wilkes McClave III
                                     Secretary

 Dated:  April 15, 1999
         Stamford, Connecticut

                                TOSCO CORPORATION

                                 PROXY STATEMENT

          The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 20, 1999 at 10:00 a.m. at The Westin Hotel, 1 First Stamford Place, Stamford, Connecticut, or any adjournment of the Annual Meeting, at which stockholders of record at the close of business on March 31, 1999 shall be entitled to vote. The cost of solicitation of proxies will be borne by Tosco. Tosco may use the services of its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Annual Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: Secretary.

          The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

          The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902.

          On March 31, 1999, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting 152,363,766 shares of Common Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder. The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

          It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

                            I. ELECTION OF DIRECTORS

          It is proposed to elect ten (10) Directors at the Annual Meeting to hold office until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of Tosco. To be elected as a Director, each nominee must receive the affirmative vote of the holders of a plurality of the stock of Tosco voted for Directors. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee will be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to each of the nominees.

                              NOMINEES FOR ELECTION

                             SERVED AS A        PRINCIPAL OCCUPATION AND
 NAME                  AGE   DIRECTOR SINCE     POSITIONS HELD

Jefferson F. Allen     53       1990            President of Tosco since May
                                                1997 and Chief Financial Officer
                                                since June 1990; Executive Vice
                                                President from June 1990 to May
                                                1997; Treasurer of Tosco from
                                                June 1990 to October 1995;
                                                various positions, including
                                                Chairman and CEO, with Comfed
                                                Bancorp, Inc. and related
                                                entities from November 1988 to
                                                June 1990.

Patrick M. de Barros   54       1995            Director of Petrogal, Petroleos
                                                de Portugal, SA since July 1995;
                                                Chairman and Chief Executive
                                                Officer of Argus Resources Ltd.
                                                (UK) since 1988 and Chairman of
                                                Fundacao Monteiro de Barros and
                                                Protea Holdings Inc. since 1980.

Wayne A. Budd          57       1997            Group President, Bell Atlantic
                                                or Senior Vice President, NYNEX
                                                since April 1996; Senior
                                                Partner, Goodwin, Procter &
                                                Hoar, Attorneys, from February
                                                1993 to April 1996;
                                                Commissioner, United States
                                                Sentencing Commission, October
                                                1994 to May 1997; Associate
                                                Attorney General of the United
                                                States from March 1992 to
                                                January 1993; United States
                                                Attorney for the District of
                                                Massachusetts from April 1989 to
                                                March 1992.

Houston I. Flournoy    69       1978            Retired Executive; Special
                                                Assistant to the President for
                                                Governmental Affairs, University
                                                of Southern California (USC),
                                                from 1976 to 1999 and Professor
                                                of Public Administration, USC,
                                                from 1976 to 1993.

Edmund A. Hajim        62       1991            Chairman and Chief Executive
                                                Officer of ING Furman Selz Asset
                                                Management since July 1998;
                                                Co-Chairman of ING Barings,
                                                Americas Region, since December
                                                1997; Chairman and Chief
                                                Executive Officer of Furman Selz
                                                LLC from 1983 to 1998; Managing
                                                Director and member of the Board
                                                of Directors of Lehman Brothers
                                                Kuhn Loeb prior to 1983.

Joseph P. Ingrassia    74       1991            Petroleum consultant; Consultant
                                                to E. T. Petroleum Inc. from
                                                1992 to 1993; Petroleum
                                                consultant to Saudi Petroleum
                                                International Inc. from 1988 to
                                                1992; Managing Director Norbec
                                                Ltd. from 1983 to 1988.

Charles J. Luellen     69       1992            Retired Executive; President
                                                and Chief Operating Officer
                                                of Ashland Inc. from March
                                                March 1986 to January 1992.

Eija Malmivirta        58       1997            Chairman and principal owner of
                                                Merei Energy Consulting Oy Ltd.,
                                                Helsinki, Finland, a consulting
                                                company with expertise in the
                                                oil industry, oil trading and
                                                risk management, since October
                                                1996; for more than 27 years
                                                prior thereto, Mrs. Malmivirta
                                                was employed by Neste Oy, a
                                                Finnish oil refining and
                                                marketing company, with her last
                                                position as Executive Vice
                                                President.

Mark R. Mulvoy         57       1996            Retired Executive; Editor,
                                                Sports Illustrated magazine from
                                                1992 to 1996; various positions
                                                with Sports Illustrated for more
                                                than five years prior thereto.

Thomas D. O'Malley     57       1988            Chairman of the Board and Chief
                                                Executive Officer of Tosco since
                                                January 1990; President of Tosco
                                                from 1993 to May 1997 and from
                                                October 1989 to May 1990.


          Mr. de Barros is a director of Espirito Santo Financial Group. Mr. Budd is a director of BankBoston, N.A., which is the agent under Tosco's credit agreement. Mr. Flournoy is a director of Fremont General Corporation and Lockheed Martin Corporation. Mr. Hajim is a director of NFO Worldwide, Inc.

          Tosco's Board of Directors has a Committee on Audit, Ethics and Conflicts of Interest (the "Audit Committee"), consisting of Messrs. Budd, Flournoy, Ingrassia, Luellen and Mulvoy, a Compensation Committee consisting of Messrs. Flournoy, Hajim and Luellen, an Executive Committee consisting of Messrs. Allen, Ingrassia, and O'Malley, a Business Affairs Committee consisting of Messrs. de Barros, Ingrassia, Luellen and Mrs. Malmivirta, a Government & Regulatory Affairs Committee consisting of Messrs. Budd, Flournoy, Mulvoy and Allen, an International Affairs Committee consisting of Messrs. de Barros and Ingrassia and Mrs. Malmivirta and a Nominating Committee consisting of Messrs. de Barros, Hajim and Ingrassia. The Audit Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent accountants, reviewing with the independent accountants the plan and results of the audit engagement, reviewing the scope and results of Tosco's procedures for internal auditing, reviewing the independence of the accountants and reviewing the adequacy of Tosco's system of internal accounting controls. The Compensation Committee is responsible for reviewing and setting the compensation of Tosco's management, and considering, recommending and administering its cash incentive and long-term stock incentive plans. The Nominating Committee's functions include reviewing potential nominees for the Board of Directors and recommending the annual slate of nominees for election to the Board of Directors.

          During 1998, there were 7 meetings of the Board of Directors, 6 meetings of the Audit Committee, 4 meetings of the Compensation Committee and 1 meeting of the Nominating Committee. During 1998, each of the Directors then in office attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which he served.

          Tosco is not aware of any family relationship between any Director or executive officer.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

          The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each of the five most highly compensated executive officers and by all executive officers and Directors as a group at March 1, 1999, and the percentage of the outstanding shares of Common Stock so owned by each Director, executive officer, and such group.

                                  Amount and nature of
   Name                           beneficial ownership         Percent of Class
-------------------               ----------------------       ----------------
Jefferson F. Allen                        719,784(1)                 *
Patrick M. de Barros                      722,341(2)                 *
Wayne A. Budd                              72,786(3)                 *
Houston I. Flournoy                         2,265(4)                 *
Edmund A. Hajim                            74,686(5)                 *
Joseph P. Ingrassia                        74,186(6)                 *
Robert J. Lavinia                         447,500(7)                 *
Charles J. Luellen                         75,686(8)                 *
Eija Malmivirta                            73,206(9)                 *
Wilkes McClave                           398,499(10)                 *
Mark R. Mulvoy                            72,934(11)                 *
Thomas D. O'Malley                     4,124,009(12)                2.68%
Dwight L. Wiggins                        430,000(13)                 *

All executive officers and
Directors (20 persons, including
those listed above)                    8,220,785(14)                5.24%


-------------------------

*     Represents less than 1% of the outstanding shares of Common Stock.

(1) Consists of 63,881 shares of Common Stock, options to purchase 464,238 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 191,665 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

(2) Consists of 650,341 shares of Common Stock of which 649,662 are owned by a Trust of which Mr. de Barros is a beneficiary, and options to purchase 56,001 and 15,999 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(3) Consists of 100 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1992 Plan and 686 Common Stock units under the Directors Stock Plan.

(4) Consists of 1,579 shares of Common Stock and 686 Common Stock units under the Directors Stock Plan.

(5) Consists of 2,000 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 686 Common Stock units under the Directors Stock Plan.

(6) Consists of 1,500 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 686 Common Stock units under the Directors Stock Plan.

(7) Consists of 5,000 shares of Common Stock, and options to purchase 75,000 and 367,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(8) Consists of 3,000 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 686 Common Stock units under the Directors Stock Plan.

(9) Consists of options to purchase 72,000 shares of Common Stock under the 1992 Plan and 1,206 Common Stock units under the Directors Stock Plan.

(10) Consists of 48,844 shares of Common Stock and options to purchase 150,000 and 199,655 shares of Common Stock under the 1989 Plan and 1992 Plan, respectively.

(11) Consists of 934 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(12) Consists of 2,280,857 shares of Common Stock, options to purchase 1,019,238 and 281,669 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively, and 25,597 shares of Common Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 221,595 shares held by Argus Energy Corporation and 295,053 shares held by Argus Investments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the 25,597 shares of Common Stock owned by his wife.

(13) Consists of 66,597 shares of Common Stock and options to purchase 44,238 and 319,165 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(14) Consists of 3,745,033 shares of Common Stock and options to purchase 2,141,715, 2,216,903 and 112,500 shares of Common Stock under the 1989 Plan, the 1992 Plan and the 1998 Plan, respectively, and 4,634 Common Stock units under the Directors Stock Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires Tosco's Directors, executive officers and holders of more than 10% of Tosco's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Tosco. Tosco believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of Tosco's Common Stock complied with all Section 16(a) filing requirements with the following exception. Mr. Robert Lavinia, an Executive Vice President, failed to file on a timely basis with the Securities and Exchange Commission one report on Form 4 relating to one transaction. This transaction was subsequently reported on a Form 5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The summary Compensation Table shows certain compensation information for Thomas D. O'Malley, the Chief Executive Officer of Tosco, and for the four other most highly compensated executive officers of Tosco for the year ended December 31, 1998. The information includes the dollar amount of salaries, bonuses and other compensation for these officers as well as the number of stock options granted.


                                             SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                     Long Term Compensation
                                   ---------------------------------------    -------------------------------------------------
                                                                              Awards               Payouts
                                                               Other        -----------            ------------
                                                               Annual       Restricted                                 All
                                                               Compen-        Stock      Options      LTIP            Other
Name and                                  Salary     Bonus     sation        Award(s)    /SARs       Payouts         Compensation
Principal Position               Year      ($)        ($)       ($)            ($)       (#)          ($)               ($)
-------------------              ----     -------    -------   ---------    ----------  ---------    ---------      --------------
Thomas D. O'Malley               1998     650,000    4,413,155                              0                          62,950(1)
Chairman and CEO                 1997     650,000    4,903,505                              0                          66,574(2)
                                 1996     600,000    3,257,331                         75,000                          68,211(3)

Jefferson F. Allen               1998     450,000    2,291,445                              0                         107,782(1)
President and Chief              1997     429,170    2,546,050                              0                         111,032(2)
Financial Officer                1996     400,000    1,628,665                         45,000                          45,302(3)

Robert J. Lavinia                1998     425,000    2,164,143                              0                          14,316(1)
Executive Vice President         1997     425,000    2,404,603                              0                          12,564(2)
                                 1996     400,000    1,628,665                         37,500                          10,620(3)

Dwight L. Wiggins                1998     425,000    2,164,143                              0                          13,311(1)
Executive Vice President         1997     425,000    2,404,603                              0                          13,404(2)
                                 1996     400,000    1,628,665                         37,500                          12,552(3)

Wilkes McClave                   1998     375,000    1,527,630                              0                          43,732(1)
Senior Vice President            1997     375,000    1,697,367                              0                          44,999(2)
and General Counsel              1996     340,000    1,139,966                         37,500                          45,881(3)

--------------

1 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley and Wiggins in the amounts of $20,800, $11,967, $20,800,
      $20,800 and $9,667, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $84,534, $20,867 and $36,541, respectively, and (c) group term life insurance benefits of $2,448, $2,349, $2,065, $5,609 and $3,644 for Messrs. Allen, Lavinia, McClave, O'Malley and
      Wiggins, respectively.

2 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley and Wiggins in the amounts of $20,400, $10,400, $20,400,
      $20,400 and $9,600, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $88,328, $22,727 and $40,774, respectively, and (c) group term life insurance benefits of $2,304, $2,164, $1,872, $5,400 and $3,804 for Messrs. Allen, Lavinia, McClave, O'Malley and
      Wiggins, respectively.

3 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley, and Wiggins in the amounts of $17,443, $9,756, $19,500,
      $19,126, and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $25,699, $25,098 and $45,710, respectively, and (c) group term life insurance benefits of $2,160, $864, $1,283, $3,375 and $3,552 for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively.


AGREEMENTS WITH OFFICERS AND DIRECTORS

          Tosco has severance agreements (the "Agreements") with Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, which provide that if an executive's employment is terminated by Tosco without cause, or upon a change of control of Tosco (followed by termination of employment), or is terminated by the executive for good reason, as all such terms are defined in the Agreements and as set forth below, then the executive shall be entitled to a lump sum severance payment and all of the terminated executive's options or restricted shares, if any, which are not then vested shall vest immediately and all such restrictions shall lapse. The lump sum severance payments for Messrs. Allen, McClave and O'Malley is 30 months of base salary at the time of termination and for Messrs. Lavinia and Wiggins is 24 months of base salary at the time of termination; provided, however, upon a change in control, the severance payments shall be based on salary plus bonus. At March 1, 1999, and based upon salary levels currently in effect, in the event Tosco had caused their employments to be terminated, Messrs. Allen, Lavinia, McClave, O'Malley, and Wiggins would have been entitled pursuant to the Agreements to receive a lump sum of $1,125,000, $850,000, $938,000, $1,625,000 and $850,000, respectively; if such terminations had resulted from a change in control, they would have been entitled to receive approximately an additional $6,047,000, $4,569,000, $4,031,000, $11,646,000 and
$4,569,000, respectively; in each case together with the accelerated vesting of their options. The Agreements have a one-year term, but will be automatically renewed for successive one-year terms unless Tosco notifies the executive at least six months prior to any renewal date. Such notification by Tosco shall entitle the executive to terminate his employment for Good Reason and shall be deemed to be a termination without Cause if the executive's employment terminates before the end of the Agreement. As used in the Agreements, the following terms generally have the following meanings: Cause means material and intentional failure to perform his duties, fraud, misappropriation of property or intentional damage to Tosco's property; Good Reason includes a reduction in base annual compensation or a significant reduction in the nature of employment; and Change in Control means a person or group of persons become the beneficial owner of more than 50% of Tosco's Common Stock, stockholders approve a merger of Tosco into another entity or a change in the composition of a majority of the members of the Board of Directors.

          In 1998, each Director who was not also an officer of Tosco was paid an annual fee of $40,000 per year (or pro rata portion thereof for period of service as a Director) plus $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, provided such committee meeting was not held on the same day as a Board of Directors meeting. At least $10,000 of the fee must be paid in Common Stock or Common Stock units under a tax deferred plan. Pursuant to the Directors Stock Plan, directors may elect at least 30 days prior to each plan year to receive more than $10,000 of their director's fees in shares of Common Stock or Common Stock units under a tax deferred plan.

          In 1991, Tosco created the Directors' Charitable Award Program (the "Program"), which allows each Director to recommend a donation to educational institutions and/or charitable organizations designated by them. The Program is funded by joint life insurance policies of which Tosco is the sole owner and beneficiary, with each policy insuring the lives of two eligible Directors. Tosco pays all premiums due and at the time of the death of the second of the two Directors, receives a tax-free death benefit of approximately $2 million, thereby recovering the costs of the Program. Tosco will make charitable contributions in the name of each Director, within ten years following the first Director's death, to the institution(s) designated by the Director. The Directors may recommend one organization to receive a donation of $1 million, or two or more organizations to receive $1 million in the aggregate.

          After five years of service as a Director, Tosco Directors who are not employees are eligible to participate in a retirement plan. The plan generally provides that upon the later of age 65 or retirement, an annual retirement benefit equal to annual retainer fees in effect at the time of retirement will be paid. One year of retirement payments for each year of Board service, up to a maximum of 20 years, is provided. Upon the Director's death, remaining payments will continue to the spouse during the period of his/her life, subject to the maximum set forth above. A Director may elect to receive such retirement benefits as an actuarially equivalent lump sum.

          In 1996, Tosco adopted a mandatory retirement policy for Directors. The policy requires Directors to retire upon the completion of the annual term of office during which the Director's seventy-fifth birthday occurs.

LONG TERM INCENTIVE PLAN

          In 1996, Tosco adopted the 1996 Long Term Incentive Plan ("LTIP") which replaced the granting of incentive awards under the 1992 Plan to participants in the LTIP. Under the LTIP, the Compensation Committee may grant performance units to participants, the payment of which is contingent on the meeting of performance goals during a performance period (which may not exceed 5 years) established by the Committee. The performance goals are based on the difference between the price of Tosco's Common Stock at the time of grant of a unit and the price of the stock at various dates above a target level. Under certain circumstances specified in the LTIP, the total amount of all payments made to any participant in any calendar year may not exceed 400% of such participant's total annual compensation for the year of the award. Purposes of the LTIP include providing a strong incentive to participants to improve the performance of Tosco's Common Stock and requiring such participants' continued employment over several years in order to receive the full benefit of any award level achieved. Generally, if a participant voluntarily terminates employment with Tosco or retires prior to age 65 prior to the scheduled payment date of an award, all unpaid amounts will be forfeited. Upon a change in control, amounts will be paid in cash, with Tosco's obligations to be continued by the successor. When a performance goal is achieved during any period, a participant shall be deemed vested ("Deemed Vested Amount") in an amount equal to the performance level multiplied by the number of performance units a participant has. On January 1, 1999 based on the performance goal achieved to that date ($36.375 per share), Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins received $5,867,656, $3,682,891, $3,816,049, $11,235,938 and $3,433,203, respectively, and will be entitled to receive payments of approximately one-half of such amounts on January 1, 2000 and January 1, 2001. The payment of such amounts is subject to the satisfaction of certain contingencies and such amounts will change if different performance levels are achieved. The Company accrues such amounts on a ratable basis over the required service period.


                         LONG TERM INCENTIVE PLAN AWARDS

                               Number of Shares,         Performance or Other
                                Units or Other              Period Until
       Name                      Rights (#)              Maturation or Payout(1)
-------------------------------------------------------------------------------
 Thomas D. O'Malley             1,350,000

 Jefferson F. Allen               705,000

 Robert J. Lavinia                442,500

 Dwight L. Wiggins                412,500

 Wilkes McClave                   458,499

---------------
(1) Payment dates and amounts are as follows: 50% of Deemed Vested Amount on January 1, 1999, 50% of remaining, plus additional (if any), Deemed Vested Amount on January 1, 2000 and 100% of remaining, plus additional (if any), Deemed Vested Amount on January 1, 2001.

PENSION PLANS

          The following table shows the estimated annual benefits payable to participants upon retirement under the Tosco Pension Plan (the "Pension Plan"). The covered compensation consists of the salary, but not the bonus, reported in the Summary Compensation Table. Of Tosco's five highest paid executives, Messrs. Lavinia and Wiggins are participants in the Pension Plan.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                   ________________YEARS OF SERVICE AT AGE 65__________________

 3-YEAR
AVG. COMP.      10        15         20         25        30            35

 $300,000    $29,204    $47,082    $64,960   $82,838   $100,126      $117,165
  350,000     29,204     47,082     64,960    82,838    100,126       117,165
  400,000     29,204     47,082     64,960    82,838    100,126       117,165
  450,000     29,204     47,082     64,960    82,838    100,126       117,165
  500,000     29,204     47,082     64,960    82,838    100,126       117,165
  550,000     29,204     47,082     64,960    82,838    100,126       117,165
  600,000     29,204     47,082     64,960    82,838    100,126       117,165

          Benefits shown in the table are single life annuities payable at age
65. Pension benefits, which are integrated with Social Security benefits, will be reduced for amounts payable under prior Tosco pension plans or predecessor employer plans. Messrs. Lavinia and Wiggins have 6 and 34 years of credited service under the Pension Plan.

          In 1990, Tosco adopted a Senior Executive Retirement Plan ("SERP") to provide retirement benefits to selected senior executives and their beneficiaries. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins are eligible for benefits under the SERP. The table that follows shows the estimated annual benefits payable under the SERP.

                                   SERP Table

                                Years of Service
Final        ___________________________________________________________________
3-year
Avg. Comp.    10          15        20          25            30          35

$300,000   $135,000    $180,000   $180,000    $180,000     $180,000    $180,000
 350,000    157,500     210,000    210,000     210,000      210,000     210,000
 400,000    180,000     240,000    240,000     240,000      240,000     240,000
 450,000    202,500     270,000    270,000     270,000      270,000     270,000
 500,000    225,000     300,000    300,000     300,000      300,000     300,000
 550,000    247,500     330,000    330,000     330,000      330,000     330,000
 600,000    270,000     360,000    360,000     360,000      360,000     360,000
 650,000    292,500     390,000    390,000     390,000      390,000     390,000
 690,000    310,500     414,000    414,000     414,000      414,000     414,000
 700,000    310,500     414,000    414,000     414,000      414,000     414,000


          Benefits shown are life annuities payable at age 65 and are based on a percentage of eligible compensation. SERP benefits are reduced by the amount of benefits payable under the Tosco Pension Plan, or, if applicable, certain predecessor employer plans. Eligible compensation is the average of base pay plus incentive compensation (limited to an aggregate maximum of $690,000 as increased by the Consumer Price Index commencing December 31, 1998) during the highest three-consecutive calendar years of employment after January 1, 1990. Normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of service. There is no reduction if age plus years of service equal or exceed 75 at date of retirement.

          Messrs. Allen, McClave and O'Malley have nine years of credited service while Messrs. Lavinia and Wiggins each have five years and seven months of credited service under the SERP as of December 31, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since 1987, Tosco has entered into indemnity agreements (the "Indemnity Agreements") with its Directors and certain of its officers (collectively, the "Indemnitees") which provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish a trust (the "Trust") for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of an Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings. Change in Control is defined to include the following events: (a) Tosco would be required to report a change in control under the Securities Exchange Act of 1934; (b) any person becomes the beneficial owner of 20% or more of the voting power of Tosco's outstanding stock without the approval of Tosco's Board of Directors; (c) Tosco is a party to a merger, consolidation or sale of assets; (d) certain changes in the composition of Tosco's Board of Directors; or
(e) a person who owns 9.5% or more of the voting power of Tosco's stock increases his beneficial ownership by 5% or more.

          As of December 31, 1998, Tosco was obligated under leases for approximately 27,686 square feet of office space in a building in Stamford, Connecticut owned until April 1998 by an entity in which Mr. O'Malley held a minority economic interest. Such entity sold the building in mid-April 1998 and Mr. O'Malley no longer has an interest in the building. The leases expire on April 30, 2002 (with renewal options), unless sooner terminated in accordance with their terms. The total monthly base rent, excluding utilities, paid by Tosco under the leases was approximately $44,972. The monthly rent was determined to be generally at market rate for similar buildings and locations at the time each lease was entered into and is at the lowest per square foot rate of any tenants in the building for comparable space. Tosco may terminate its leases at any time upon payment of specified amounts.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation Committee, which consists of Messrs. Flournoy, Hajim and Luellen, have entered into the Indemnity Agreements discussed under "Certain Relationships and Related Transactions". The Indemnity Agreements provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish the Trust for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of any Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings.

OPTION GRANTS IN 1998

          The LTIP is intended to replace the granting of additional options to the five officers listed in the Summary Compensation Table, and, therefore, during 1998, no options were granted to such officers.


        AGGREGATED OPTION/SAR EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION/SAR VALUES


                                                                                                          VALUE OF UNEXERCISED
                                                                      NUMBER OF UNEXERCISED                   IN-THE-MONEY
                                                                        OPTIONS/SARS AT                     OPTIONS/SARS AT
                         SHARES                                      DECEMBER 31, 1998                  DECEMBER 31, 1998
                         ACQUIRED                            --------------------------------    --------------------------------
NAME                     ON EXERCISE        VALUE REALIZED    EXERCISABLE     UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
-----                   -------------      --------------     -----------     -------------      ------------      --------------
Thomas D. O'Malley         10,000          $ 246,250          1,314,994         25,006           $23,169,689         $336,536

Jefferson F. Allen                                              684,630         20,370            11,866,592          274,143

Robert J. Lavinia                                               424,630         17,870             7,214,180          240,498

Dwight L. Wiggins                                               394,630         17,870             6,606,364          240,498

Wilkes McClave             10,791          $ 265,928            339,838         17,870             5,672,722          240,498
                                                              ------------------------           ----------------------------
                                                              3,158,722         98,986           $54,529,547       $1,332,173

TOSCO PERFORMANCE

          The following graph shows a five-year comparison of cumulative total returns for Tosco, the Standard & Poor's ("S&P") 500 Composite Stock Price Index and an index of peer companies selected by Tosco. The graph assumes that the value of the investment in Tosco's Common Stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.

          Peer Group includes Ashland Inc., Crown Central Petroleum Corp., Ultramar Diamond Shamrock Corp., Sunoco Inc., Tesoro Petroleum Corp., and Valero Energy Corp. Assumes $100 invested on December 31, 1993 in Tosco common stock, an index of stock in Peer Group companies (weighted by market capitalization) and the S&P 500 Index. Assumes reinvested dividends. Fiscal year ends December 31.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                  TOSCO, INDUSTRY PEER GROUP AND S&P 500 INDEX

                                [GRAPHIC OMITTED]


                   1993      1994       1995      1996     1997        1998

TOSCO CORP        $100.0     $102.1    $136.3    $286.3    $413.5     $285.6
S&P 500 INDEX     $100.0     $101.4    $139.5    $172.0    $229.5     $295.9
PEER GROUP        $100.0     $101.3    $109.5    $127.4    $173.5     $145.2


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee, which consists entirely of Directors who are not employees of Tosco, reviews and approves all remuneration arrangements for Tosco's executive officers, Directors and certain other employees, and reviews and approves compensation plans in which officers and employees are eligible to participate. The Committee met four times during 1998. Tosco's philosophy for compensating executive officers is that a substantial portion of the executive's compensation should be incentive based and determined by Tosco's and the executive's performance. The policy is designed to attract, reward, motivate and retain key executives who are capable of achieving Tosco's objectives in a highly competitive industry.

          Tosco's executive compensation program consists of the following key elements: salary based on the Committee's assessment of the individual's level of responsibility, performance, and contributions to Tosco; an annual bonus that is directly related to the performance of Tosco as a whole or specific business units; and grants of stock options or performance units under the LTIP designed to motivate individuals to enhance the long-term value of Tosco's stock. The Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Committee use specific qualitative or quantitative measures or factors in assessing individual performance, except with respect to the award of bonuses as described below.

          The salaries of key executives and the incentive plans in which they participate are reviewed by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to Tosco and level of responsibility. The Committee generally assigns equal weight to each of these factors. The Committee believes Mr. O'Malley's salary reflects his experience and personal contributions to Tosco's performance. The base salaries of the four other most highly compensated executive officers reflect their individual job performance and contribution to Tosco.

          During 1998 Tosco's executive officers participated in the Tosco Corporate Incentive Plan (the "Tosco Corporate Plan"). Their bonuses are determined in accordance with a formula and factors set by the Committee prior to the beginning of the year. The plan provides that no bonuses are payable unless the interest on Tosco's Mortgage Bonds is paid when due. The Tosco Corporate Plan provides for the payment of a bonus dependent on the per share (common shares plus common share equivalents) pre-tax operating earnings ("OPEPS") of Tosco. For 1998 no bonus was payable under the Tosco Corporate Plan unless OPEPS exceeded $.50. For each $.33 (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the first $.50, the executive received a percentage of annual base salary as a bonus. The hurdle rate was determined by the Committee in early 1996 for a three year period in light of Tosco's budget and anticipated performance to provide a sustained incentive to management. Annual bonus under the Tosco Corporate Plan is computed in accordance with a formula, the variables of which are the amount of OPEPS, if any, in excess of the hurdle rate and the individual's percentage participation factor. The percentages for executive officers who participate in the Tosco Corporate Plan range from 25% to 100% of their base salary. The percentage for each executive officer is based on the Committee's assessment of the officer's performance, contribution to Tosco and level of responsibility. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins were participants in the Tosco Corporate Plan and the percentage applicable to each of them was 75, 75, 60, 100 and 75, respectively.

          Tosco has several stock option plans which are designed to link the interests of executive officers with Tosco's shareholders and provide such executives with an equity interest in Tosco. The options are designed to enhance shareholder values by benefiting executives only if other shareholders of Tosco also benefit. The purpose of the plans is to encourage executives and others to acquire larger stock ownership and proprietary interest in Tosco and thereby stimulate the active interest of such persons in the development and financial success of Tosco. All options granted in 1998 were granted at the fair market value of Tosco Common Stock on the date of grant and become exercisable over five years commencing one year from the date of grant, and only if the holder is still employed by Tosco (with certain exceptions for severance agreements). The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. The Committee generally assigns equal weight to these two factors. In addition, the Committee also considers the number of options previously granted to and the total number of options held by such officers. Since stock options are tied to the future performance of Tosco's Common Stock, they will provide value only if the price of Tosco Common Stock exceeds the exercise price of the options. There is no relationship between the future performance of Tosco and the number of stock options granted.

          Certain of Tosco's executive officers also participate in the Long Term Incentive Plan commencing in 1996. The LTIP is designed to provide a strong incentive to participants to improve the performance of Tosco's Common Stock and to require such participants' continued employment over several years in order to receive the full benefit of any award level achieved. Participants become entitled to receive certain amounts if the stock price of Tosco increases above escalating target levels, subject to their employment by Tosco and performance over a multi-year period. Generally, if a participant voluntarily terminates employment with Tosco or retires prior to age 65 prior to the scheduled payment date of an award, all unpaid amounts will be forfeited. It is intended that participation in the LTIP replaces additional awards under Tosco's stock option plans, and, therefore, LTIP participants did not receive any stock options in 1998.

          In 1993, the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and to the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. The LTIP does not meet such criteria, while the Tosco Corporate Plan does.

          Mr. O'Malley's compensation for 1998 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

                                            COMPENSATION COMMITTEE

                                              Houston I. Flournoy
                                              Edmund A. Hajim
                                              Charles J. Luellen


                     II. APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors of Tosco, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the independent accountants of Tosco for 1999. PricewaterhouseCoopers LLP has acted in such capacity since 1977. Stockholders are requested to ratify and approve such appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS TOSCO'S AUDITORS.

                            III. STOCKHOLDER PROPOSAL

          A shareholder has given notice that the following proposal will be presented at the meeting:

          WHEREAS, as shareholders, we believe it is important for our company to assume leadership on limiting pollution in the environment. Such an approach is good for business and for our company's public image;

          We believe that the responsible implementation of pollution prevention procedures results in benefits to the corporation and its shareholders by increased efficiencies, reduced costs from potential enforcement and liability actions, and long term elimination of environmental compliance costs;

          We also believe that pollution prevention is the best approach to reducing pollution because it seeks an efficient and cost-effective means of reducing pollution at its source. Pollution prevention can keep a company's products from leaking into air, land or water and thereby reduces the amount of wasted products. A study conducted by the New Jersey Department of Environment Protection concluded that companies will save five to eight dollars for every dollar they spend reducing the amount of hazardous chemicals that they use.

          In response to concerns expressed by local residents, the Chevron refinery in Richmond, California, performed a pollution prevention audit of their wastewater processes, resulting in a 70-90 percent reduction of toxic discharges to San Francisco Bay. Many other companies have also engaged in effective pollution prevention planning through internal and external reviews.

          RESOLVED: Shareholders request that the company adopt a policy requiring each of its major facilities to conduct an annual review of available pollution prevention options for high priority pollution sources, especially those on which stakeholder groups have raised concerns, and to provide a summary report to shareholders of these reviews.

          SUPPORTING STATEMENT: The Presbyterian Church (USA) is a religious organization concerned about environmental stewardship. We also own stock in several petrochemical corporations, including Tosco. We believe that our company would benefit from annual pollution prevention assessments that identify options to eliminate or greatly reduce toxic hazards at the source. This process would help restore public confidence in the company's commitment to reduce undesirable impacts on workers, neighbors and the environment. While we are pleased with efforts to address selenium discharges from the Tosco refinery into San Francisco Bay, news reports of the past year of continuing spills, leaks and accidents at both Tosco refineries in the San Francisco Bay Area demonstrates the ongoing need for increased prevention efforts at our company.


                              TOSCO RECOMMENDATION

          The Board of Directors of Tosco recommends a vote AGAINST the adoption of the proposal because it believes it is unnecessary, for reasons set forth below, and would subject the Company to additional administrative expense, including producing and distributing more than fifty thousand copies of the report. The proposal is the same as the one submitted by the proponent last year, which received only 3.32% of the votes cast in favor.

          Tosco already has extensive programs in place for environmental compliance by each facility, including staffs with highly trained technical professionals, and audits its environmental compliance. These programs have been carefully developed and implemented to meet the particular needs of each facility.

          During 1997 Tosco commenced an on-going, comprehensive, in-depth study and review of environmental and safety programs, procedures, and practices at all significant facilities. These reviews are conducted by a dedicated team of both in-house and outside experts in their fields. By the end of 1998, onsite reviews at all major facilities were over 90% complete.

          In 1998, the Company completed a major water pollution control project which removes more than 95% of the selenium from the water the facility processes at the Rodeo refinery.

          In California Tosco complies with the California Hazardous Waste Source Reduction and Management Review Act of 1989. This requires us to conduct a review of our processes, operations, and procedures every four years to reduce hazardous waste at sites. It also requires us to determine any alternatives to (or modifications of) processes, operations and procedures that may be implemented to reduce hazardous materials that may be generated at our sites, including source reduction measures. Tosco also voluntarily participates in the National Petroleum Refiners Association's Environmental Committee for the purpose of improving environmental performance, including waste reduction. As a result of these initiatives and other voluntary efforts, Tosco has reduced the amount of hazardous materials with which it must deal.

          We strive to be a good corporate neighbor, particularly in the communities in which our facilities are located, and to facilitate communication with our neighbors. For example, at the Avon and Rodeo Refineries in California, we have formally constituted Community Advisory Panels whose members represent a broad spectrum of local residents. The panels meet on a regular basis. They provide a forum for people to ask questions and communicate their concerns to us and for us, in turn, to learn from them and to inform them about our operations.

          The Company presently reports to stockholders on environmental initiatives, in summary form in its Annual Report on Form 10-K, which is available in print or on Tosco's website @ www.tosco.com.


CONCLUSION

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED AGAINST THIS PROPOSAL UNLESS INSTRUCTED OTHERWISE.

          The affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for approval of this proposal.

          The names and addresses of the stockholder proponents, and information regarding their Tosco stock ownership, will be furnished promptly upon receipt of any telephone or written request to the Secretary of Tosco.

                                  OTHER MATTERS

CERTAIN SECURITY HOLDINGS

          At February 16, 1999, to the knowledge of Tosco, from Statements on
Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL     PERCENT
TITLE OF CLASS    NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP*     OF CLASS
--------------    ------------------------------------- ------------   ---------

Common Stock      FMR Corp.                               23,077,782     15.0%
                  82 Devonshire Street                    shares (1)
                  Boston, Massachusetts 02109

Common Stock      Tiger Management L.L.C.                 18,085,100     11.8%
                  Tiger Performance L.L.C.                shares (2)
                  Julian H. Robertson, Jr.
                  101 Park Avenue
                  New York, New York 10178

Common Stock      J.P. Morgan & Co., Incorporated         15,411,530     10.0%
                  60 Wall Street                          shares (3)
                  New York, New York 10260

Common Stock      Putnam Investments, Inc.                 7,785,378      5.1%
                  One Post Office Square                   shares (4)
                  Boston, Massachusetts 02109


---------------------

* The beneficial owner of such shares reports that it has sole voting and investment power with respect to such securities, except where otherwise indicated.

(1) According to a Statement on Schedule 13G filed with the Commission on February 1, 1999, wholly-owned subsidiaries or affiliates of FMR Corp. ("Fidelity Funds"), including a registered investment advisor, own these shares. FMR does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds' Board of Trustees.

(2) According to a Statement on Schedule 13G filed with the Commission on February 16, 1999, (i) Tiger Management L.L.C. and Tiger Performance L.L.C., investment advisers registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of an aggregate of 18,085,100 shares and (ii) Julian H. Robertson, Jr. reported beneficial ownership of 18,085,100 shares. Julian H. Robertson, Jr. is the ultimate controlling person of Tiger Management L.L.C., and Tiger Performance L.L.C. Other persons are known to have the right to receive dividends from, or proceeds from, the sale of such shares. The interest of one such person, The Jaguar Fund N.V., a Netherlands Antilles corporation, is more than 5%.


(3) According to an Amendment No. 2 to a Statement on Schedule 13G filed with the Commission on December 31, 1998, these securities are owned by subsidiaries of J.P. Morgan & Co., Incorporated which are registered investment advisors.

(4) According to a Statement on Schedule 13G filed with the Commission on February 11, 1999, these securities are owned by subsidiaries of Putnam Investments, Inc. which are registered investment advisors.

MISCELLANEOUS

          Proposals of stockholders intended to be presented at Tosco's 2000 Annual Meeting of Stockholders must be received by Tosco on or prior to December 17, 1999, to be eligible for inclusion in Tosco's Proxy Statement and form of Proxy to be used in connection with the 2000 Annual Meeting.

          The By-Laws of Tosco currently provide that nominations for the election of Directors may be made by a shareholder entitled to vote for the election of Directors provided that (a) such shareholder delivers written notice by first class mail to the Secretary of Tosco not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of Directors (if less than 21 days' notice of the meeting is given to shareholders, the shareholder's written notice may be delivered to the Secretary of Tosco not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders); and (b) such written notice contains background information as to each nominee, including (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Tosco beneficially owned by each nominee, and (iv) any information with respect to each nominee's affiliation with a competitor of Tosco.

          Registered stockholders attending the meeting may be asked for identification. If you are a beneficial owner of Tosco stock held by a bank or broker ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank indicating you are an owner as of the record date are examples of proof of ownership.

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                                       Wilkes McClave III
                                        Secretary


Dated: April 15, 1999

                                     PROXY

                                TOSCO CORPORATION
                   ANNUAL MEETING OF STOCKHOLDERS MAY 20, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of TOSCO CORPORATION ("Tosco") which the undersigned is entitled to vote at Tosco's Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, and at any adjournment thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL I, FOR PROPOSAL II AND AGAINST PROSPSAL III.

          I. ELECTION OF DIRECTORS: To elect the ten (10) nominees for Director listed below for a term of one year.

    FOR ALL NOMINEES LISTED BELOW [ ]               WITHHOLD AUTHORITY [  ]
    (except as indicated to the                     to vote for all nominees
     contrary below)                                listed below

          Jefferson F. Allen, Patrick M. deBarros, Wayne A. Budd, Houston I. Flournoy, Edmund A. Hajim, Joseph P. Ingrassia, Charles J. Luellen, Eija Malmivirta, Mark R. Mulvoy, Thomas D. O'Malley.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
_______________________________________________________________________________

          II. Proposal to ratify and approve the appointment of PricewaterhouseCoopers LLP as independent auditors of Tosco for the fiscal year ending December 31, 1999.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


          III. To approve the stockholder proposal described in the accompanying Proxy Statement.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]



          IV. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Tosco is hereby acknowledged.

                                    Dated ____________________, 1999


                                    _________________________(L.S.)
                                    (Signature of Stockholder)


                                    _________________________(L.S.)
                                    (Signature of Stockholder)

                                    _________________________
                                     Your signature should
                                     appear the same as your
                                     name appears hereon. If
                                     signing as attorney,
                                     executor, administrator,
                                     trustee or guardian, please
                                     indicate the capacity in
                                     which signing. When signing
                                     as joint tenants, all
                                     parties to the joint
                                     tenancy must sign. When the
                                     proxy is given by a
                                     corporation, it should be
                                     signed by an authorized officer.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.